GENETHERA HAS ENTERED INTO NEGOTIATIONS TO PROVIDE TESTING FOR MEZEY HOWARTH RACING STABLES

WHEAT RIDGE, CO -- (MARKET WIRE) – June 13, 2007 -- GeneThera, Inc. (OTCBB: GTHA) announced today that it has entered into substantial negotiations with Mezey Howarth Racing Stables to develop a molecular test and vaccine for Equine infectious anemia virus (EIAV). Equine infectious anemia (EIA) is an infectious and potentially fatal horse viral disease. Currently, there is no treatment for the EIA. In 2004, there were 330 confirmed cases of EIAV.

“The importance of accurate testing is essential considering that once a horse is infected with EIAV, the virus quickly can spread the entire stable”, said Dr. Tony Milici of GeneThera.  “Because this disease is so highly contagious, it is very important we identify any horse with EIAV”, said Paul Howarth of Mezey Howarth Racing Stables, “but we would like to be able to develop a treatment for the disease instead of losing a revenue producing asset.”

The negotiations, which are ongoing, are expected to be completed soon.  It is anticipated that testing will be begin in October 2007.

ABOUT GENETHERA, INC.:

GeneThera, Inc. is a biotechnology company that develops molecular testing and DNA vaccines for animal diseases that may cause diseases in humans. The core of its operation is the ongoing development of molecular diagnostic assays using Real Time Fluorogenic Polymerase Chain Reaction (F-PCR) technologies to detect the presence of infectious disease from the blood of animals, particularly, live animals.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and GeneThera may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside GeneThera’s control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

Contact:

GeneThera, Inc.                                      The Mezey Howarth

Dr. Tony Milici                                        J. Wade Mezey/Paul Howarth

CEO                                                        Genethera@mezeyhowarth.com

(303) 463-6371

      (949) 429-4007

http://www.genethera.net